Exhibit 10.21
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made as of April 10, 2006 (the “Effective Date”) by and between John Burns (the “Executive”) and NGTV, a California corporation (the “Company”).
     WHEREAS, the Executive has certain experience and expertise that qualify him to provide the managerial skills that the Company requires, and thus the Company and Executive deem it in their respective best interests to enter into an agreement providing for the Executive’s employment as the Company’s Chief Executive Officer, subject to the terms and conditions specified herein;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:
     1. Position and Responsibilities. During the term of this Agreement, the Executive agrees to serve as the Chief Executive Officer of the Company. The Executive agrees to devote all of his business time and efforts to the performance of his duties hereunder. The Executive shall be responsible for the management of all aspects of the Company’s operations and finances as determined by the Board of Directors from time to time. All other executive officers of the Company shall report to, and their activities shall at all times be subject to the direction and control of, the Executive except as the Board of Directors may determine from time to time. The Executive shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Board of Directors of the Company (the “Board of Directors”), and the Executive shall exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or requested of him. The Executive shall not engage in any other business activity, whether or not for profit, other than passive investments, that may conflict with the Executive’s duties under this Agreement. Subject to Section 2(C) below, the Executive shall generally perform his duties and conduct his business at the principal offices of the Company in Beverly Hills, California.
     2. Compensation: Salary and Other Benefits. During the term of this Agreement, the Company shall pay the Executive the following compensation for the Executive’s satisfactory performance of his duties and obligations hereunder:
          (A) Base Salary. The Company will pay to the Executive a monthly salary of $30,000 (the Executive’s “Base Salary”) during the Term of this Agreement. Such Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation, as such practices shall be established or modified from time to time. The Base Salary shall be subject to increase from time to time as approved by the Board of Directors; provided, however, that the Base Salary shall automatically increase annually by an amount no less than 5% of the then current Base Salary.

          (B) Cash Bonus. During the Term, the Executive shall be entitled to an annual cash bonus based upon his and the Company’s performance during the year (the “Cash Bonus”). The amount of each Cash Bonus, and the performance objectives and measurements upon which it is based, shall be determined by the Board of Directors in its sole discretion. The Company currently anticipates that the Cash Bonus shall be, at minimum, 30% of the Executive’s then current Base Salary (the “Minimum Bonus”) if the Executive achieves the lowest performance targets established by the Board of Directors. The parties acknowledge and agree that the Minimum Bonus is not a binding obligation of the Company and that the Cash Bonus may be significantly greater or less than the Minimum Bonus, as determined by the Board of Directors. The Executive shall be entitled to a Cash Bonus for the year ending December 31, 2006 (pro rated to reflect the number of days in 2006 in which the Executive was an employee of the Company).
     So long as the Executive has performed his obligations under this Agreement, if annual performance-based bonuses are awarded by the Board to the Company’s entire executive team with respect to the year ending December 31, 2006, the Executive shall be entitled to a bonus (pro rated to reflect the number of days in 2006 in which the Executive was an employee of the Company) for the year ending December 31, 2006.
          (C) Expenses. During the Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement. Such expenses shall include, without limitation, (i) temporary living expenses for the Executive in the Los Angeles metropolitan area, up to a maximum of $5,000 per month, and (ii) the reasonable costs of coach class air-fare from the Executive’s second home in Napa Valley, California to the Company’s executive offices in Beverly Hills, California (no more than two roundtrips per month). The Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time.
          (D) Benefits. During the Term, the Executive shall be entitled to participate in any other benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company generally, including, without limitation, disability, medical, dental and life insurance and the Company’s 401(k) savings plan.
          (E) Vacation. During the term hereof, the Executive shall be entitled to accrue up to four (4) weeks of vacation per calendar year. Vacation will accrue at the rate of 1.66 days per complete month and any accrued but unused vacation time which Executive has failed to take during the calendar year shall be subject to the Company’s then prevailing vacation policy.
          (F) Tax Withholding. All payments in this Section 2 shall be subject to all applicable federal, state and local withholding, payroll and other taxes.
     3. Equity.
          (A) Stock Option. Subject to the approval of the Company’s Board of Directors, the Executive will be granted the option to purchase 325,000 shares of the Company’s

Common Stock, at an exercise price of $2.70 per share (the “Stock Option”). The Stock Option will be subject to the terms and conditions of a stock option agreement (the “Option Agreement”) and the Company’s 2000 Equity Incentive Plan, as amended. The Option Agreement shall provide, among other things, that 125,000 shares of the Stock Option shall be vested and exercisable as of the date of the grant of the Stock Option and that 1/24th of the remaining 200,000 shares of the Stock Option shall vest and become exercisable each month thereafter (so that all of the shares underlying the Stock Option shall be vested after 24 months), so long as the Executive remains an employee, consultant or member of the Board of Directors of the Company.
               (i) Acceleration of Vesting on Change of Control Transaction. In the event of a Change of Control Transaction (as defined in below) all unvested shares of the Stock Option shall immediately become vested and fully exercisable.
               (ii) “Change of Control Transaction” means any transaction or series of related transactions whereby (i) the Company is acquired by another entity (including, without limitation, any reorganization, merger or consolidation), or (ii) all or substantially all of the assets of the Company are sold or transferred; provided, however, that any transaction or series of related transactions in which the stockholders of the Company prior to the transaction hold more than 50% of the voting securities of the surviving or acquiring entity immediately after the transaction shall not be a Change of Control Transaction; and provided, further, that the currently contemplated initial public offering of the Company’s securities shall not be considered a Change of Control Transaction.
     4. Term. The term of this Agreement shall commence on the Effective Date and shall continue for two years through the second anniversary of the Effective Date (the “Term”). In order for the Company to terminate the Executive at the end of the Term without being required to pay the Executive the severance required by Section 5(E) below, the Company must provide the Executive with at least six months’ advance written notice of the Company’s desire to terminate the Executive at the end of the Term. The Agreement may be terminated prior to the end of the Term, pursuant to Section 5 below.
     5. Termination. The date upon which this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 5 is referred to herein as the “Termination Date”.
          (A) Termination for Cause. The Company has the right and may elect to terminate this Agreement and the Executive’s employment for Cause at any time. “Cause” means the occurrence or existence of any of the following: (i) the repeated refusal of the Executive to render services to the Company in accordance with his obligations under this Agreement; (ii) an act of gross negligence or a breach of fiduciary duty that materially damages the Company; (iii) the commission by the Executive of an act of fraud or embezzlement with respect to the Company; (iv) the conviction or plea of nolo contendere by the Executive of a felony or civil violation involving moral turpitude; or (vi) the Executive’s material breach of this Agreement or any other agreement with the Company (including the Code of Ethics). Termination of this Agreement for Cause pursuant to this Section 5(A) shall be communicated by a Notice of Termination. A “Notice of Termination” shall mean delivery to the Executive of a copy of a resolution or resolutions duly adopted by the affirmative vote of not less than two-thirds of the directors (other than the Executive, if the Executive is then serving on the Board) present (in person or by teleconference) and voting at a meeting of the Board called and held for that purpose after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in any of clauses (i) through (vi) of this Section 5(A) and specifying the particulars thereof in reasonable detail. For purposes of this Section 5(A), this Agreement shall terminate on the date specified by the Board in the Notice of Termination.
          (B) Termination by Death/Disability. This Agreement and the Executive’s employment shall terminate upon the death of the Executive. If the Executive is unable to perform the essential duties and functions of his position because of a disability, even with a reasonable accommodation, the Board shall have the right and may elect to terminate the services of the Executive in compliance with applicable State and Federal law and provided a notice of such termination is provided to Executive (the “Notice of Disability Termination”). This Agreement shall terminate on the day such Notice of Disability Termination is received by the Executive.
          (C) Termination by Resignation. The Executive shall have the absolute right to terminate his employment at any time.
               (i) Should the Executive wish to resign from his position with the Company for other than Good Reason (as defined below), the Executive shall give fourteen days prior written notice to the Company. This Agreement shall terminate on the effective date of the resignation defined above, however, the Company may, at its sole discretion, terminate this Agreement and instruct that the Executive perform no job responsibilities and cease his active employment immediately upon receipt of the notice from the Executive.
               (ii) Should the Executive wish to resign from his position with the Company for Good Reason, the Executive shall give seven days prior written notice to the Company. This Agreement shall terminate on the date specified in such notice, however, the Company may, at its sole discretion, instruct that the Executive cease active employment and perform no more job duties immediately upon receipt of such notice from the Executive.
               (iii) For purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events (without the Executive’s prior written consent) for a period of fifteen days after delivery to the Company by the Executive of a notice of the occurrence of such event:
                    (1) the assignment to the Executive by the Company of duties not reasonably consistent with the Executive’s positions, duties, responsibilities, title or office at the commencement of the Term;

                    (2) any material reduction in the Executive’s duties or responsibilities from what they were as of the Effective Date;
                    (3) any requirement that the Executive report for work to a location more than 30 miles from the Company’s current headquarters (other than the Executive’s home in Napa Valley) for more than 30 days in any calendar year, excluding any requirement that results from the damage or destruction of the Company’s current headquarters as a result of natural disasters, terrorism, acts of war or acts of God;
                    (4) any reduction in the Base Salary; or
                    (5) any material breach by the Company of this Agreement.
          (D) Termination Without Cause. The Company may terminate this Agreement at any time without Cause and for any reason, or no reason.
          (E) Severance for Resignation for Good Reason, Termination without Cause, Termination at End of Term Without Proper Notice. If (a) the Executive terminates his employment for Good Reason pursuant to Section 5(C)(ii) above, (b), the Company terminates the Executive without Cause at any time or (c) the Company terminates the Executive at the end of Term without having complied with the notice requirement of Section 4 above, then the Executive shall be entitled to the following: (i) Base Salary to the extent accrued through the Termination Date; (ii) the Company shall pay the Executive a lump sum, due and payable within ten days of the Termination Date, equal to the greater of (x) twelve (12) months of the Executive’s then current Base Salary and (y) the number of months left in the Term as of the Termination Date multiplied by the Executive’s then current Base Salary, (iii) payment for accrued but unused vacation time up to the Termination Date; (iv) statutory benefit continuation rights in accordance with COBRA, if any, provided Executive makes the appropriate voluntary contribution payments and subject to applicable law and the requirements of the Company’s health insurance plans then in effect; (v) notwithstanding the immediately preceding subsection (iv), payment for the Executive’s medical insurance coverage, which shall be the same level of coverage, and with the same provider, the Executive was receiving immediately prior to his termination, for the period beginning on the Termination Date and ending on November 1, 2009; (vi) all unvested shares of the Stock Option shall immediately become vested and fully exercisable; and (vii) immediate payment of any and all bonuses, including without limitation the Cash Bonus, paid on a pro rata basis as applicable, that Executive shall have earned in whole or partially as of the Termination Date.
          (F) Severance for Termination at End of Term With Proper Notice, Termination for Resignation without Good Reason, Termination for Death/Disability, Termination with Cause. If (a) the Company terminates the Executive at the end of Term having complied with the notice requirement of Section 4 above, (b) the Executive resigns without Good Reason pursuant to Section 5(C)(i) above, (c) the Executive is terminated because of death or disability pursuant to Section 5(B) above, or (d) the Executive is terminated for Cause pursuant to Section 5(A) above, the Executive’s employment shall terminate and the Executive shall be entitled to no payments, salary continuation, severance or other benefits, except for: (i) Base

Salary to the extent accrued through the Termination Date; (ii) payment for accrued but unused vacation time up to the Termination Date; (iii) statutory benefit continuation rights in accordance with COBRA, if any and as applicable, provided Executive makes the appropriate voluntary contribution payments and subject to applicable law and the requirements of the Company’s health insurance plans then in effect; and (iv) in the case of a termination pursuant to subsection (a) of this Section only, immediate payment of any and all bonuses, including without limitation the Cash Bonus, paid on a pro rata basis as applicable, that Executive shall have earned in whole or partially as of the Termination Date.
     6. Board of Director Membership. As of the Effective Date, the Executive shall be appointed as a member of the Board of Directors. The Executive’s rights, duties and obligations as a Director (including, without limitation, the process required for any removal of the Executive from the Board) shall be governed by the Company’s Articles of Incorporation and By-Laws, each as amended from time to time (the “Governing Documents”). None of the Executive’s rights and benefits under this Agreement, including without limitation, his right to any of the compensation set forth under Section 2 above and the equity provided in Section 3 above, is in any way contingent or based upon the Executive serving as a member of the Board of Directors. Similarly, Executive’s membership on the Board of Directors is not in any way contingent or based upon the Executive serving as the Company’s Chief Executive Officer, and any termination of this Agreement and/or the end of the Executive’s employment with the Company, whether pursuant to Sections 4 and 5 above or otherwise, shall not apply to the Executive’s membership on the Board of Directors; provided, however, that if the Executive is terminated for Cause pursuant to Section 5(A) above, the Executive shall resign his Board of Director membership.
     7. Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment or termination or expiration of this Agreement if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision. Without limiting the foregoing, these provisions include without limitation Sections 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21 and 22.
     8. Confidentiality. The Employee shall execute, on or prior to the Effective Date, the Company’s standard Nondisclosure Agreement for all employees.
     9. Parachute Payments. If the Executive is, in the opinion of a nationally recognized accounting firm jointly selected by the Executive and the Company, required to pay an excise tax on “excess parachute payments” (as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) under Section 4999 of the Code as a result of an acceleration of the vesting of stock options, the Company shall have an absolute and unconditional obligation to pay the Executive in accordance with the terms of this Section 9 the amount of such taxes. In addition, the Company shall have an absolute and unconditional obligation to pay the Executive such additional amounts as are necessary to place the Executive in the exact same financial position that he would have been in if he had not incurred any expected tax liability under Section 4999 of the Code. The determination of the exact amount, if any, of any expected “excess parachute payments” and any expected tax liability under Section 4999 of the

Code shall be made by a nationally-recognized independent accounting firm selected by the Executive and the Company. The fees and expenses of such accounting firm shall be paid by the Company. The determination of such accounting firm shall be final and binding on the parties. The Company irrevocably agrees to pay to the Executive, in immediately available funds to an account designated in writing by the Executive, any amounts to be paid under this Section 9 within two business days after receipt by the Company of written notice from the accounting firm which sets forth such accounting firm’s determination. In addition, in the event that such payments are not sufficient to pay all excise taxes on “excess parachute payments” under Section 4999 of the Code as a result of an acceleration of the vesting of options or for any other reason and to place the Executive in the exact same financial position that he would have been in if he had not incurred any expected tax liability under Section 4999 of the Code as a result of a change in control, then the Company shall have an absolute and unconditional obligation to pay the Executive such additional amounts as may be necessary to pay such excise taxes and place the Executive in the exact same financial position that he would have been had he not incurred any tax liability as a result of a change in control under the Code.
     10. Indemnification/Directors and Officers Insurance. The Company shall indemnify the Executive to the maximum extent given to members of the members of the Board of Directors and certain other executive officers of the Company, as provided in the Governing Documents and in a separate indemnification agreement between the Executive and the Company. The Company shall obtain, maintain and continue to pay premiums on directors and officers liability insurance from a financially sound and reputable insurer in an amount determined by the Board of Directors, provided that such amount shall not be below the standard for similar companies.
     11. Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.
     12. Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by both the Executive and the Company.
     13. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.
     14. Assignment. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Executive, except that any successor to the Company by a Change of Control Transaction shall assume this Agreement.
     15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

     16. Notices. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or transmitted by facsimile transmission, one business day after deposit with a nationally recognized overnight courier (with next day delivery specified) and five days after mailing by registered or certified mail:
if to the Company:
Attn: Human Resources
NGTV
9944 Santa Monica Blvd.
Beverly Hills, CA 90212
With a copy to:
Richardson & Patel LLP
Attn: Addison Adams, Esq.
10900 Wilshire Blvd., Suite 500
Los Angeles, CA 90024
if to the Executive:
John Burns
351 S. Peck Dr.
Beverly Hills, CA 90212
or to such other person or address as either party shall furnish in writing to the other party from time to time.
     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the State of California.
     18. Non-Mitigation. The Executive shall not be required to mitigate damages or seek other employment in order to receive any compensation or benefits under this Agreement; nor shall the amount of any benefit or payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer.
     19. Arbitration. The Executive and the Company agree that if a dispute arises concerning or relating to the Executive’s employment with the Company, or the termination of the Executive’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in Los Angeles, California, before a single experienced arbitrator licensed to practice law in California and selected in accordance with the American Arbitration Association rules and procedures. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law. The arbitrator shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder. The Company shall pay the cost of any arbitration proceedings under this Agreement if the Executive prevails in such arbitration on at least one substantive issue.
     20. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     21. Executive’s Representation. The Executive hereby represents to the Company that he is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive’s performance of his obligations under this Agreement.
     22. U.S. Dollars. All amounts paid under this Agreement shall be in U.S. Dollars.
     23. Executive Legal Fees. The Company shall pay all legal fees incurred by the Executive in connection with the drafting, negotiation and execution of this Agreement not to exceed $5,000. Such fees are due and payable on the Effective Date.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NGTV

By:	/s/ JAY VIR

Name:	Jay Vir

Title:	President

/s/ JOHN BURNS

JOHN BURNS